Exhibit 5.1

OPINION OF JEFFREY S. CANNON, ESQ.

November 7, 2024

KLA Corporation

One Technology Drive

Milpitas, California 95035

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

KLA Corporation, a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), an additional 320,121 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), reserved for issuance under the Company’s Amended and Restated 1997 Employee Stock Purchase Plan (the “ESPP”), as described in the Registration Statement. The additional shares of Common Stock reserved for issuance under the ESPP are referred to herein as the “Shares.”

I have acted as Associate General Counsel to the Company with respect to the issuance of this opinion and, as such counsel, I have examined such documents and such matters of fact and law that I have deemed necessary for the purpose of rendering the opinion expressed herein. In such examinations, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as conformed or photostatic copies.

Based on the foregoing, I am of the opinion that when the Shares have been duly issued and delivered in accordance with the terms and conditions of the ESPP, such Shares will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Sincerely,

/s/ Jeffrey S. Cannon
JEFFREY S. CANNON
Associate General Counsel
Corporate, Securities and M&A